Exhibit 5.1

                        February 10, 1998



Old Guard Group, Inc.
2929 Lititz Pike
Lancaster, Pennsylvania  17601

Ladies and Gentlemen:

     We have acted as counsel to Old Guard Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration of up to 420,491 shares (the "Shares") of its Common Stock, no par value (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Old Guard Group, Inc. Stock Compensation Program (the "Program").

     (1) the Pennsylvania Business Corporation of 1988, as amended;

     (2)  the Company's Articles of Incorporation;

     (3)  the Company's Bylaws;

     (4)  the Program; and

     (5) Resolutions adopted by the Company's Board of Directors on December 20, 1996.

     Based on our review of the foregoing, it is our opinion that the Shares, when issued in accordance with the terms of the Program, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   STEVENS & LEE

                                   /s/ Stevens & Lee